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Exhibit 99.1	News Release dated December 14, 1999

News Release

Contact:	Théda Page Whitehead Sabre (817) 967-1859 theda.whitehead@sabre.com

SABRE

Editors note: Reporters interested in participating in an 11:00 a.m. EST conference call should call either AMR Corporate Communications at 817-967-1577 or Sabre Corporate Communications at 817-967-0001 for registration/access information. These phone lines will be manned after 8:30 a.m. eastern time on Tuesday morning.

    For Release: December 14, 1999

William J. Hannigan Named
Chief Executive Officer and President of Sabre;
AMR Corporation Announces Intent to Spin 83 Percent Ownership Stake

    FORT WORTH, Texas—The board of directors of Sabre (NYSE: TSG) announced today that it has named William J. Hannigan, 40, formerly President of SBC Global Markets and a 20-year technology services veteran, as president and chief executive officer of Sabre effective immediately. Hannigan was also elected to the company's board of directors. At the same time, AMR Corporation (NYSE: AMR) announced its intention to distribute its 83 percent ownership in Sabre by means of a spin-off to AMR shareholders. The spin-off is expected to be completed in early 2000. The transaction is subject to receipt of a favorable ruling from the Internal Revenue Service that the spin-off will be tax-free to Sabre, AMR and AMR's shareholders.

    Sabre also announced its intention to declare a one-time cash dividend of $675 million or approximately $5.20 per share payable to all shareholders on a record date to be set prior to the spin-off, noting the cash balance that was built during AMR's ownership and the strong financial condition of the company. The company will fund between $350 to $450 million of the dividend through external borrowings and the remainder from cash, resulting in an annual earnings impact of approximately $46 million due to reduced interest income and increased interest expense. In addition, Sabre will incur transaction fees that could be in excess of $10 million in first quarter 2000 in connection with the spin-off.

    According to Donald J. Carty, chairman, president and chief executive officer for AMR and chairman of the board for Sabre, "We're fortunate to have Bill Hannigan—a proven, world-class information technology services executive—to lead Sabre forward. A full spin-off from AMR is the next step in the natural evolution of Sabre as an information technology services company. With Bill in place as CEO, we feel the time is now right to take this step. The transaction creates two pure play companies that can focus on their core competencies—AMR on transportation and Sabre on information technology services."

    As president of SBC Global Markets, Hannigan had responsibility for SBC Communications' largest multinational clients and led a business with revenues of more than $2 billion. He headed a team of more than 3,000 professionals in a variety of functions including marketing and sales, operations, customer service, finance and human resources. In his three-year career at SBC, Hannigan also served as President of Business Communications Services. Prior to joining SBC and after six years in the submarine service, Hannigan spent 13 years at Sprint Corporation—beginning as a field engineer and rising to the position of Vice President of Engineering and Applications Support.

    With his extensive experience in serving large, multinational clients in a rapidly changing technology environment, Hannigan is especially well suited to lead Sabre's travel and transportation technology business. "Sabre is a dynamic, innovative company with a strong customer focus. I look forward to working with the excellent management team in place, and leading this soon-to-be independent company into the next stage of revenue and earnings growth," said Hannigan.

Business Impact to Sabre

    Sabre became a public company in October 1996 when approximately 18 percent of the company's shares were sold in an initial public offering. Since that time, Sabre launched Travelocity.com—a leading online travel site with more than 9 million members. The pending merger between Travelocity.com and Preview Travel will create the third largest e-commerce site after Amazon.com and eBay. Sabre will own 70 percent of the new company.

    Sabre operates the world's leading computer reservations system and has extended its travel distribution capabilities to consumers, corporations and travel agents through a variety of new products and technologies—including Sabre Business Travel Solutions and Virtuallythere.com—and geographically through the creation of a joint venture with ABACUS to serve the Asia/Pacific travel market. The company has also significantly expanded its revenues from airline technology services with a watershed agreement with US Airways signed in 1997.

    According to Hannigan, "As a fully independent company, Sabre will be able to pursue information technology outsourcing deals with all major carriers, some of whom may have been reluctant to work with us in the past because of AMR ownership. At the same time, American Airlines will remain our largest and one of our most valued customers."

    In addition to improving Sabre's ability to compete for new IT outsourcing contracts, the spin-off also positions Sabre to aggressively pursue new ventures within the travel distribution market. The company said that with new ways of distributing travel developing on the Internet, full public ownership will enhance its flexibility to structure innovative relationships with a variety of airlines, other travel suppliers, travel agencies and online sites.

    AMR and Sabre also announced that American Airlines and Sabre have agreed in principle to several contract modifications designed to strengthen their commercial relationship and reflect Sabre's independence. The principal changes proposed to the information technology services agreement are as follows:

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  First, the companies will extend the term of their agreement for real-time operations for two additional years to 2008 and on mid-range computer services for one additional year to 2002.

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  Second, they will move to entirely market-based pricing and other market-based terms.

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  Third, Sabre will be able to sell previously restricted software to all airlines and American Airlines will have greater freedom to modify and share its software.

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  Fourth, Sabre will help American Airlines establish a decision support capability by permitting American Airlines to hire up to 25 decision support professionals from Sabre.

Details on Distribution

    AMR said that, subject to approval of its board of directors and the declaration of a stock dividend, AMR shareholders would receive approximately 0.7 shares of Sabre stock for each share of AMR stock they own.

    With this transaction, the number of Sabre shares available to trade will increase more than five times. "We believe that greater liquidity in the stock market will make Sabre stock much more attractive to a wider range of investors," said Jeffery M. Jackson, Sabre's chief financial officer.

    Sabre said that immediately before the spin-off, the three AMR officers who serve on the Sabre board of directors would resign from the Sabre board of directors. Hannigan is expected to become chairman of the board of directors at that time.

    Sabre is the global leader in applying information technology to meet the needs of the travel and transportation industries with advanced and innovative technology skills to deliver progressive solutions. Headquartered in Dallas/Fort Worth, Texas, the company has more than 10,000 employees worldwide who span 45 countries. Sabre reported 1998 revenues of $2.3 billion, up 29 percent from 1997. Net earnings were $232 million, up 16 percent from the prior year. More information on Sabre is available on the World Wide Web at http://www.sabre.com. Sabre and the Sabre logo are registered trademarks of an affiliate of Sabre Inc.

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    Statements in this news release which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based on information available to Sabre on the date of this release. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the risk that the spin-off transaction and cash dividend described will not be completed; risks of changes in relationships with AMR and American Airlines and their affiliates; competition and technological innovation by competitors; the Company's technology; seasonality of the travel industry and booking revenues; sensitivity to general economic conditions and events that affect airline travel; risks associated with the Company's international operations; and legal and regulatory issues. Further information regarding the factors that could affect Sabre's financial and other results is included in the Company's annual reports, quarterly reports and other filings with the Securities and Exchange Commission. Sabre undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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